Exhibit 99.1
March 6, 2007
ReGen Biologics Closes Additional $3 Million Private Placement
Concluding $10 Million in Combined Financing
FRANKLIN LAKES, NJ — March 6, 2007 — ReGen Biologics, Inc. (OTC: RGBI) announced today that it has completed a $3 million private equity placement. When combined with a previously announced equity placement (in December 2006) it provides the company with a total of approximately $10 million in equity financing, and up to a total of approximately $10 million more upon exercise of options which become exercisable immediately upon FDA clearance of the Company’s collagen scaffold 510(k).
Under the terms of the financing, the Company sold 71,429 shares of restricted Series D convertible preferred stock at a price of $42 per share, for gross proceeds of approximately $3 million. In connection with the financing, the Company issued 5 year warrants equal to 30% of the purchased shares for 21,429 shares of restricted Series D convertible preferred stock exercisable at a price of $63 per share, as well as options to purchase the number of preferred shares purchased at closing, exercisable for cash at $42 per share within 15 days of FDA clearance of the Company’s collagen scaffold device.
Each preferred share purchased at closing, as well as each preferred share underlying the warrants and options will automatically convert into (or, in the case of the warrants and options, the right to acquire) 100 shares of restricted common stock upon the filing of a certificate of incorporation by the Company making available adequate common shares to support such conversion. Once converted to common shares on a one preferred to one hundred common share ratio, the pricing per share of $42.00 for the purchase and option exercise, and the warrant exercise price of $63.00 convert to $0.42 and $0.63 respectively. The Company has agreed to register the common stock into which the preferred shares will convert on one or more registration statements to be filed with the SEC.
About ReGen Biologics, Inc.:
ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen’s patented collagen scaffold technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery. ReGen’s first approved product using its collagen scaffold technology is the CMI™, a meniscus application, which is cleared for sale in Europe and marketed through ReGen’s European subsidiary, ReGen Biologics AG. ReGen has submitted a 510(k) to the FDA in the U.S. for clearance of the CMI.
ReGen is headquartered in Franklin Lakes, NJ and manufactures its collagen scaffold products in its ISO Certified facility located in Redwood City, CA. For more information on ReGen, visit www.regenbio.com.
This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s 2005 annual report on Form 10-K/A and additional filings with the SEC. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.
Contact:

Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Chief Financial Officer	Investor Relations
(201) 651-3515	(212) 245-8800 Ext. 209
bumidi@regenbio.com	al@cameronassoc.com